EXHIBIT 99.1


              ADC Reports Results for Third Quarter 2007


    --  Net Sales from Continuing Operations for 3Q07 Were $346
        Million

    -- $0.14 GAAP Earnings Per Share from 3Q07 Continuing Operations (Includes an $0.07 Inventory Charge for ACX Product-line Exit, $0.09 of Restructuring and Impairment Charges, $0.05 of
        Acquisition-Related Charges and $0.02 of Stock Option
        Compensation Expense)

    -- Sales Outside the United States Achieved 38% of Total Sales on Strong Asia/Pacific Demand

    --  3Q07 Total Cash Provided by Operating Activities from
        Continuing Operations Was $30 Million


    MINNEAPOLIS--(BUSINESS WIRE)--Sept. 5, 2007--ADC (NASDAQ:ADCT) (www.adc.com) today announced unaudited results for its third quarter ended August 3, 2007. The results from continuing operations are summarized below for ADC's four reportable business segments: Global Connectivity Solutions, Wireless Solutions, Wireline Solutions and Professional Services.

    "We continued to outperform expectations in 2007 with strong third quarter results. Even though several key customers have not yet returned to normal spending following their mergers, we had better than expected strength in our connectivity, wireless and services businesses, and have seen resumed sales growth outside the United States," said Robert E. Switz, president and CEO of ADC. "We are particularly pleased with the continued progress we've made in improving profitability, excluding inventory charges from the previously announced ACX product-line exit, and restructuring and impairment. We remain focused on building ADC's long-term value as a leading global network infrastructure company. We will drive growth by bringing our customers worldwide cost-effective and reliable solutions that help them deliver high bandwidth and valued content to their residential, business and mobile subscribers."

    Progress on Profits and Cash Flow Generation

    "In the third quarter of 2007, our gross margin was 32.8%. Excluding an $8.9 million inventory charge for the ACX product-line exit, gross margin was 35.4% in the quarter. This compares favorably to 34.5% in the second quarter of 2007 and 32.7% in the third quarter of 2006," said James G. Mathews, ADC's chief financial officer. "We also generated $30 million of cash provided by operating activities from continuing operations. In the past 9 and 12 months, cash provided by operating activities from continuing operations was $106 million and $144 million, respectively."


GAAP Results (dollars in millions, except per share amounts),
 Continuing Operations
                                     2007           2007          2006
ADC Results                 Third Quarter Second Quarter Third Quarter
--------------------------  ------------- -------------- -------------
Net sales                  $        346.1          349.4         343.6
   Percent outside U.S.             37.8%          35.4%         39.2%
Gross margin                        32.8%          34.5%         32.7%
Operating income           $         14.0           34.1          24.0
Income before income taxes $         19.0           95.8          26.3
Income from continuing
 operations                $         17.0           93.1          23.2
Earnings per share from
 continuing operations -
 diluted                   $         0.14           0.73          0.20
Weighted average common
 shares outstanding -
 diluted (millions)                 117.8          131.8         117.4


    The table below shows certain expenses (benefits) included in GAAP results (dollars in millions).


                                2007           2007          2006
(dollars in millions)       Third Quarter Second Quarter Third Quarter
--------------------------  ------------- -------------- -------------
Amortization of purchased
 intangibles               $          6.0            6.0           6.6
Restructuring and
 impairment charges        $         12.0          (0.9)           3.5
Stock-option compensation
 expense in selling and
 administration            $          2.0            2.0           1.9
ACX product-line inventory
 charge                    $          8.9              -
FONS employee retention
 expense in selling and
 administration            $            -              -           1.3
Nonoperating gain on sale
 of BigBand Networks stock $            -         (57.1)             -


    The table below reconciles GAAP gross profit to adjusted gross profit from which adjusted gross margin was determined to enable analysis of the impact of the ACX product-line inventory charge.


                                2007           2007          2006
(dollars in millions)       Third Quarter Second Quarter Third Quarter
--------------------------  ------------- -------------- -------------
GAAP gross profit          $        113.6          120.5         112.2
Add back ACX product-line
 inventory charge          $          8.9              -             -
                            ------------- -------------- -------------
Adjusted gross profit      $        122.5          120.5         112.2
                            ============= ============== =============
Adjusted gross margin      %         35.4           34.5          32.7


    Diluted EPS Calculation

    The calculation of GAAP diluted EPS from continuing operations includes the if-converted method, which assumes that ADC's convertible notes are converted to common stock, if such treatment is dilutive. This method results in the fully diluted EPS calculation for continuing operations using a:

    -- Numerator equal to the sum of income from continuing operations plus the addback of after-tax interest expense from the convertible notes. The convertible notes consist of $200 million in 1.0% fixed rate notes maturing on June 15, 2008 and $200 million in variable rate notes maturing on June 15, 2013, with an interest rate equal to 6-month LIBOR plus 0.375%. The interest rate for the variable rate notes will be reset on each June 15 and December 15. The interest rate on the variable rate notes is 5.784% for the six-month period ending December 15, 2007.

    -- Denominator equal to weighted average common shares outstanding for basic EPS plus employee stock options (where dilutive) plus 14.2 million shares assuming the convertible notes are converted to common stock.

    If adjusting GAAP earnings for the certain expenses (benefits) in the above table, the variables below may be used in determining adjusted diluted EPS from continuing operations, with and without the if-converted method to determine which is the most dilutive treatment to use.


                                2007           2007          2006
(millions)                  Third Quarter Second Quarter Third Quarter
--------------------------  ------------- -------------- -------------
Weighted average common
 shares - diluted                   117.8          117.6         117.4
Weighted average common
 shares - diluted
(if-converted)                      132.0          131.8         131.6
If-converted convertible
 note interest add back    $          3.4            3.4           3.2

    GAAP Segment Results (dollars in millions), Continuing Operations

    During the first quarter of 2007, our reportable segments changed to conform to our current management reporting presentation by business unit. The Broadband Infrastructure and Access business segment has been separated into three new reportable segments - Global Connectivity Solutions (GCS), Wireless Solutions and Wireline
Solutions. Prior-year segment disclosures have also been reclassified to conform to this new segment presentation.


                                            2007      2007      2006
Sales by Segment                           Third    Second     Third
(dollars in millions)                    Quarter   Quarter   Quarter
Global Connectivity Solutions          $   268.7     272.1     267.6
Wireless Solutions                     $    12.6      12.8       9.6
Wireline Solutions                     $    11.9      13.7      16.0
Professional Services                  $    52.9      50.8      50.4
                                         ------- --------- ---------
Total ADC                              $   346.1     349.4     343.6
                                         ======= ========= =========

                                            2007      2007      2006
Products By Segment                        Third    Second     Third
Percent of Total ADC Sales               Quarter   Quarter   Quarter
Global Connectivity Solutions:
   Global Copper Connectivity                 32 %      33 %      33 %
   Global Fiber Connectivity                  30        30        29
   Global Enterprise Connectivity             16        15        16
                                         -------   -------   -------
   Total GCS                                  78        78        78
Wireless Solutions                             4         4         3
Wireline Solutions                             3         4         4
Professional Services                         15        14        15
                                         -------   -------   -------
Total ADC                                    100 %     100 %     100 %
                                         ======= = ======= = ======= =

                                            2007      2007      2006
Operating Income (Loss) By Segment         Third    Second     Third
(dollars in millions)                    Quarter   Quarter   Quarter
--------------------------------------   ------- --------- ---------
Global Connectivity Solutions          $    28.7      38.3      29.9
Wireless Solutions                     $   (2.7)     (3.2)     (3.6)
Wireline Solutions                     $     1.3     (0.3)       1.0
Professional Services                  $   (1.3)     (1.6)       0.2
Restructuring and impairments          $  (12.0)       0.9     (3.5)
                                         ------- --------- ---------
Total ADC                              $    14.0      34.1      24.0
                                         ======= ========= =========


    Global Connectivity Solutions

    GCS sales of $269 million in the third quarter of 2007 compared to $268 million in the same quarter in 2006. From the same period in fiscal 2006, GCS experienced a 6% increase in sales of global fiber connectivity solutions. This increase was primarily offset by lower sales of global copper connectivity solutions. Global fiber connectivity sales were driven by strong growth in central-office fiber sales worldwide partially offset by a decrease in fiber-to-the-x
(FTTX) sales, which was expected as a result of a more level spending pattern by a key customer in 2007 compared to 2006. Global copper connectivity shipments were affected by a decrease in sales of outside cabinets in Europe partially offset by a small increase in central-office copper sales. Sales of global enterprise connectivity products were approximately unchanged.

    GCS sales in the third quarter of 2007 declined $3 million compared to $272 million in the second quarter of 2007. Sales of global fiber connectivity products decreased 2%, due largely to an expected decrease in FTTX sales, and sales of global copper connectivity products decreased 5%. This was partially offset by higher Enterprise connectivity product sales, which increased 8%. Global copper connectivity sales decreased for both central-office and outside-plant solutions. Global enterprise connectivity sales increased as a result of favorable business infrastructure spending for both new buildings and increased footprint with global accounts.

    Wireless Solutions

    Wireless Solutions sales of $13 million increased 31% in the third quarter of 2007 compared to the same quarter in 2006 and were flat versus the second quarter of 2007. This year-over-year increase was generated primarily as a result of increased spending by existing customers on Digivance(R) coverage and capacity systems.

    Wireline Solutions

    Wireline Solutions sales of $12 million decreased 26% in the third quarter of 2007 compared to the same quarter in 2006 and were 13% below the second quarter of 2007. The decrease in wireline product sales was the result of a long-term, industry-wide product substitution trend. This decline in market demand for high-bit-rate digital subscriber line products is expected to continue as carriers are delivering fiber and Internet Protocol services closer to end-user premises.

    Professional Services

    Professional Services' third quarter 2007 sales of $53 million increased 5% from the same quarter in 2006 and increased 4% from the second quarter of 2007. This growth was predominately in the United States market, with a major customer continuing to expand its network build programs.

    Other GAAP Data & Related Statistics

    Below are summarized certain ADC balance sheet and cash flow information on a GAAP basis and related statistics:


Balance Sheet Data                       August 3,    May 4,  July 28,
(dollars in millions)                         2007      2007      2006
---------------------------------------
Cash and cash equivalents -
 unrestricted                           $    149.0     118.9     127.4
Short-term available for sale
 securities                             $    528.7     537.2     378.0
Long-term available for sale securities $      4.0       7.2       4.9
Restricted cash                         $     12.9      13.1      16.2
                                         --------- --------- ---------
Total cash and securities               $    694.6     676.4     526.5
                                         ========= ========= =========
Current portion of long-term notes
 payable                                $    200.7         -         -
Long-term notes payable                 $    200.6     400.0     400.0


    ADC's total cash, cash equivalents and available-for-sale securities (short- and long-term) were $695 million as of August 3, 2007. The increase from May 4, 2007 was primarily a result of total cash provided by operating activities partially offset by minority cost-based investments and capital expenditures. The increase from July 28, 2006 was primarily a result of total cash provided by operating activities, supplemented by $60 million in proceeds from the sale of investments and partially offset by minority cost-based investments and capital expenditures. ADC believes that its cash and securities balance is sufficient to meet anticipated needs for executing our near-term business plan. ADC's $200 million of fixed rate convertible notes outstanding mature on June 15, 2008, and the $200 million of variable rate convertible notes mature on June 15, 2013. All convertible notes have a conversion price of $28.091 per share. In addition, ADC's deferred tax assets, which are substantially reserved at this time, should reduce its income tax payable on U.S. taxable earnings in future years.


Cash Flow Data and Related
 Statistics                     2007           2007          2006
(dollars in millions)       Third Quarter Second Quarter Third Quarter
--------------------------  ------------- -------------- -------------
Total cash provided by
 operating activities from
 continuing operations     $         29.7           44.6          24.6
Days sales outstanding               45.9           45.2          49.4
Inventory turns -
 annualized                           5.3            5.3           5.5
Depreciation and
 amortization              $         17.2           17.1          16.5
Property, equipment and
 patent additions, net of
 disposals                 $          6.3            9.3           9.1

    Employees

    Total employees were approximately 9,100 as of August 3, 2007, 9,750 as of May 4, 2007 and 9,150 as of July 28, 2006. The decrease from May 4, 2007 was primarily due to the reduction of temporary manufacturing personnel in Mexico. As demand for products increases or decreases, we vary the number of manufacturing employees we utilize in our Mexico facilities to accommodate our manufacturing needs.

    Outlook for 2007 Annual Guidance and Information on Long-term
Business Direction

    "At this time, we are raising our 2007 annual sales and earnings guidance ranges. While our results in the fourth fiscal quarter of 2007 are likely to be less than the preceding second and third quarters due to seasonality, we do not expect the results in the fourth quarter of fiscal 2007 to fluctuate as sharply as last year due to a more level spending pattern by a key customer in 2007 compared to 2006," said Switz. "We also believe that there are significant growth opportunities ahead of us; however, forecasting the timing of these opportunities remains difficult due to the uncertainty of (1) how long and to what degree spending by some of our key customers will be deferred during the integration period following their mergers, (2) rates at which new networks are built and related subscribers adopt the new service deployments, (3) when regulatory reviews of our customers' new networks are resolved, and (4) when capital allocation to new network/service initiatives is decided. These factors could shift the quarterly timing of some sales opportunities in the fourth quarter of fiscal 2007 and fiscal year 2008. Gross profit margins are expected to rise and decline with sales volume levels from quarter to quarter."

    On a continuing operations basis, ADC currently expects its 2007 sales to be in the range of $1.308-$1.313 billion. Based on this annual sales estimate and subject to sales mix and other factors, GAAP diluted EPS from continuing operations in 2007 is estimated to be in the range of $1.11 to $1.15, which includes estimated charges (benefits), net of tax, listed in the below table.


                                                              2007
                                                            Estimate
                                                          ------------
Estimated GAAP EPS from continuing operations - diluted  $1.11-1.15(1)
Amortization of purchased intangibles                    $    0.18
Restructuring and impairment charges                     $    0.09
ACX product-line inventory charge                        $    0.07
Stock-option compensation expense in selling and
 administration                                          $    0.05
Nonoperating gain on sale of BigBand Networks stock      $   (0.43)

(1) Excludes potential future restructuring, impairment and acquisition-related charges, and certain non-operating gains/losses, as well as benefits from any reduction of the deferred tax asset valuation reserve, of which the amounts are uncertain at this time. The calculation of GAAP diluted EPS from continuing operations includes the if-converted method, which assumes that ADC's convertible notes are converted to common stock, if such treatment is dilutive.


    ADC Priorities

    ADC is working to execute a multi-faceted, multi-year approach to growing value for our shareowners in a market with ever increasing competitive pressures. We intend to continue building ADC into the leading global network infrastructure company. We have established balanced sales growth, competitive cost transformation and business execution excellence as the main priorities in our plan to grow sales, profitability and value.


    -- Balanced Sales Growth. We are targeting certain market and product segments, as well as certain geographies as core to future growth plans. Key product segments include next-generation core networks, FTTX, wireless capacity/coverage and enterprise networks.

    -- Competitive Cost Transformation. Coupled with the need for sales growth, ADC must also become more cost efficient in order to increase profitability. We therefore are focusing aggressively on ways to conduct our operations more efficiently. We remain committed to being a low-cost industry leader and are implementing the following initiatives as part of an overall project we call "competitive cost transformation:"

        -- Migrating sales volume to customer-preferred, leading technology products and sunsetting end of life products;

        -- Improving our customers' ordering experience through a faster, simpler, more efficient inquiry-to-invoice process;

        -- Redesigning product lines to improve customization and gain efficiencies from the use of more common components;

        -- Increasing direct material savings from strategic global sourcing;

        -- Improving cash flow from supplier-managed inventory and lead-time reduction programs;

        -- Relocating certain manufacturing, engineering and other operations from higher-cost geographic areas to lower-cost areas; and

        -- Focusing our resources on core operations, and, where appropriate, using third parties to perform non-core processes.

    -- Business Execution Excellence. We believe the quality of our customer service, products and services have long differentiated ADC in the marketplace. We will continue to work on better understanding the market and the needs of our customers. At ADC, we define our products and services based on our belief that ADC will continue to succeed if we can consistently deliver value to our customers. We will focus on ensuring that our current and future customers can depend on ADC to meet schedule, product, quality and service commitments.

    Income Tax Expense

    As of August 3, 2007, ADC had a total of $980 million in deferred tax assets (primarily for U.S. income taxes) that have been offset by a valuation allowance of $936 million. Approximately $213 million of these deferred tax assets relate to capital loss carryovers that can be utilized only against realized capital gains through October 31, 2009. Excluding the deferred tax assets related to capital loss carryovers, most of the remaining deferred tax assets are not expected to expire until after 2021. During the fourth quarter of 2006, the valuation allowance was reduced by $49 million attributable to deferred tax assets that are expected to be utilized over the subsequent two-year period. As it generates pre-tax income in future periods, ADC currently expects to record reduced income tax expense until either its deferred tax assets are fully utilized to offset future income tax liabilities or the value of its deferred tax assets are fully restored on the balance sheet.

    A copy of this news release, including the financial guidance it contains, can be accessed at www.adc.com/investorrelations/newsandcommunications/earningsreleases/.

    Today's 5:00 p.m. Eastern Earnings Conference Call and Webcast

    ADC will discuss its third quarter 2007 results and current outlook on a conference call scheduled today, September 5, at 5:00 p.m. Eastern time. The conference call can be accessed by domestic callers at (800) 399-7506 and by international callers at (706) 634-2489 or on the Internet at www.adc.com/investor, by clicking on Webcasts. Starting today at 7:30 p.m. Eastern time, the replay of the call can be accessed until 11:55 p.m. Eastern time on September 11 by domestic callers at (800) 642-1687 and by international callers at
(706) 645-9291 (conference ID number is 12359782) or on the Internet at www.adc.com/investor, by clicking on Webcasts.

    About ADC

    ADC provides the connections for wireline, wireless, cable, broadcast, and enterprise networks around the world. ADC's innovative network infrastructure equipment and professional services enable high-speed Internet, data, video, and voice services to residential, business and mobile subscribers. ADC (NASDAQ:ADCT) has sales into more than 130 countries. Learn more about ADC at www.adc.com.

    Cautionary Statement Regarding Forward Looking Information

    All forward-looking statements contained herein, particularly those pertaining to ADC's expectations or future operating results, reflect management's current expectations or beliefs as of the date of such statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. ADC cautions that any forward-looking statements made by us in this report or in other announcements made by us are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation: any statements regarding future sales; profit percentages; earnings per share and other results of operations; expectations or beliefs regarding the marketplace in which we operate; the sufficiency of our cash balances and cash generated from operating and financing activities for our future liquidity; the demand for equipment by telecommunication service providers, from which a majority of our sales are derived; the fact our business is increasingly dependent on project-based capital deployment initiatives by our customers for which sales are more prone to significant fluctuations; our ability to operate our business to achieve, maintain and grow operating profitability; macroeconomic factors that influence the demand for telecommunications services and the consequent demand for communications equipment; consolidation among our customers, competitors or vendors which could cause disruption in our customer relationships or our displacement as an equipment vendor to the surviving entity in a customer consolidation; our ability to keep pace with rapid technological change in our industry; our ability to make the proper strategic choices with respect to acquisitions or divestitures; our ability to integrate the operations of any acquired businesses with our own operations and to realize planned synergies from such transactions; increased competition within our industry and increased pricing pressure from our customers; our dependence on relatively few customers for a majority of our sales as well as potential sales growth in market segments we presently feel have the greatest growth potential; fluctuations in our operating results from quarter-to-quarter, which are influenced by many factors outside of our control, such as variations in demand for particular products in our portfolio that have varying profit margins; the impact of regulatory changes on our customers' willingness to make capital expenditures for our equipment and services; financial problems, work interruptions in operations or other difficulties faced by our customers or vendors, which can influence future sales to customers as well as our ability to either collect amounts due us or obtain necessary materials and components; economic and regulatory conditions both in the United States and outside of the United States, as a significant portion of our sales come from non-U.S. jurisdictions; our ability to protect our intellectual property rights and defend against infringement claims made by other parties; possible limitations on our ability to raise additional capital if required, either due to unfavorable market conditions or lack of investor demand; our ability to attract and retain qualified employees in a competitive environment; potential liabilities that could arise if there are design or manufacturing defects with respect to any of our products; our ability to obtain raw materials and components and the prices of those materials and components, which can be subject to volatility; our dependence on contract manufacturers to make certain of our products; changes in interest rates, foreign currency exchange rates and equity securities prices, all of which will impact our results; our ability to successfully defend or satisfactorily settle any pending litigation or litigation that may arise; fluctuations in the telecommunications market, and other risks and uncertainties, including those identified in the section captioned Risk Factors in
Item 1A of ADC's Annual Report on Form 10-K/A for the year ended October 31, 2006 and as may be updated in Item 1A of ADC's subsequent Quarterly Reports on Form 10-Q or other filings we make with the SEC. ADC disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


            ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
          CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED
                            (In millions)

ASSETS

                                                August 3,  October 31,
                                                   2007       2006
                                                ---------- -----------

CURRENT ASSETS:
  Cash and cash equivalents                       $  149.0    $  142.3
  Available-for-sale securities                      528.7       395.4
  Accounts receivable, net of reserves of $8.0
   and $10.2                                         176.7       169.3
  Unbilled revenues                                   32.6        23.8
  Inventories, net of reserves of $41.0 and
   $35.1                                             175.1       165.5
  Prepaid and other current assets                    29.8        31.5
  Assets of discontinued operations                    0.7        14.9
                                                ---------- -----------

     Total current assets                          1,092.6       942.7

 PROPERTY AND EQUIPMENT, net of accumulated
  depreciation of $391.4 and $370.3                  201.9       206.5

 RESTRICTED CASH                                      12.9        14.0

 GOODWILL                                            239.0       238.5

 INTANGIBLES, net of accumulated amortization
  of $83.1 and $66.5                                 126.2       142.0

 AVAILABLE-FOR-SALE SECURITIES                         4.0        10.7

 OTHER ASSETS                                         60.8        56.7

 LONG-TERM ASSETS OF DISCONTINUED OPERATIONS             -         0.3

                                                ---------- -----------
   Total Assets                                   $1,737.4    $1,611.4
                                                ========== ===========


 LIABILITIES & SHAREOWNERS' INVESTMENT

 CURRENT LIABILITIES:
   Current portion of long-term notes payable     $  200.7    $      -
   Accounts payable                                   92.0        88.4
   Accrued compensation and benefits                  59.7        43.6
   Other accrued liabilities                          53.9        61.2
   Income taxes payable                               13.4        17.7
   Restructuring accrual                              22.8        27.8
   Liabilities of discontinued operations              5.3        21.4
                                                ---------- -----------

      Total current liabilities                      447.8       260.1


 PENSION OBLIGATIONS & OTHER LT OBLIGATIONS           87.4        77.8
 LONG-TERM NOTES PAYABLE                             200.6       400.0
                                                ---------- -----------
      Total liabilities                              735.8       737.9

 SHAREOWNERS' INVESTMENT
   (117.5 and 117.2 shares outstanding)            1,001.6       873.5

                                                ---------- -----------
 Total liabilities and shareowners' investment    $1,737.4    $1,611.4
                                                ========== ===========


     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
                              GAAP BASIS
               (In Millions, Except Earnings Per Share)

                                 For the                 For the
                           Three Months Ended       Nine Months Ended
                       --------------------------- -------------------
                       August 3,  May 4,  July 28, August 3, July 28,
                         2007      2007     2006     2007      2006
                       --------- -------- -------- --------- ---------
Products               $  306.0  $ 312.0  $ 307.5  $  879.8  $  870.3
Services                   40.1     37.4     36.1     112.9     104.2
                       --------- -------- -------- --------- ---------
NET SALES                 346.1    349.4    343.6     992.7     974.5

Products                  196.8    195.9    201.3     561.5     568.6
Services                   35.7     33.0     30.1     102.1      85.8
                       --------- -------- -------- --------- ---------
COST OF SALES             232.5    228.9    231.4     663.6     654.4
                       --------- -------- -------- --------- ---------
GROSS PROFIT              113.6    120.5    112.2     329.1     320.1
                       --------- -------- -------- --------- ---------
GROSS MARGIN               32.8%    34.5%    32.7%     33.2%     32.8%

OPERATING EXPENSES:
  Research and
   development             18.0     18.1     17.3      53.3      55.3
  Selling and
   administration          63.6     63.2     60.8     191.1     191.7
  Amortization of
   purchased
   intangibles              6.0      6.0      6.6      18.0      19.6
  Impairment charges        2.7      0.1        -       2.8       0.6
  Restructuring
   charges                  9.3     (1.0)     3.5       8.9       6.1
                       --------- -------- -------- --------- ---------
    Total Operating
     Expenses              99.6     86.4     88.2     274.1     273.3
                       --------- -------- -------- --------- ---------
      As a Percentage
       of Net Sales        28.8%    24.7%    25.7%     27.7%     28.0%

OPERATING INCOME           14.0     34.1     24.0      55.0      46.8
OPERATING MARGIN            4.0%     9.8%     7.0%      5.5%      4.8%
OTHER INCOME
 (EXPENSE), NET:
    Interest, net           4.7      4.0     (0.1)     11.8       2.5
    Other, net              0.3     57.7      2.4      58.5       4.7
                       --------- -------- -------- --------- ---------

INCOME BEFORE INCOME
 TAXES                     19.0     95.8     26.3     125.3      54.0
PROVISION FOR INCOME
 TAXES                      2.0      2.7      3.1       5.8       7.0
                       --------- -------- -------- --------- ---------
INCOME FROM CONTINUING
 OPERATIONS                17.0     93.1     23.2     119.5      47.0

DISCONTINUED
 OPERATIONS, NET OF
 TAX:
  Loss from
   discontinued
   operations              (0.6)    (1.2)    (1.3)     (2.5)     (4.7)
  Gain (loss) on sale
   of discontinued
   operations, net          0.2      0.2    (17.3)     (4.7)    (17.3)
                       --------- -------- -------- --------- ---------
    Total Discontinued
     Operations            (0.4)    (1.0)   (18.6)     (7.2)    (22.0)

                       --------- -------- -------- --------- ---------
Earnings before the
 cumulative effect of
 a change in
 accounting principle      16.6     92.1      4.6     112.3      25.0
Cumulative effect of a
 change in accounting
 principle                    -        -        -         -       0.6
                       --------- -------- -------- --------- ---------

NET INCOME             $   16.6  $  92.1  $   4.6  $  112.3  $   25.6
                       ========= ======== ======== ========= =========
NET MARGIN                  4.8%    26.4%     1.3%     11.3%      2.6%

WEIGHTED AVERAGE
 COMMON SHARES
 OUTSTANDING - BASIC      117.4    117.3    117.2     117.3     117.0
                       ========= ======== ======== ========= =========
WEIGHTED AVERAGE
 COMMON SHARES
 OUTSTANDING - DILUTED    117.8    131.8    117.4     131.8     117.5
                       ========= ======== ======== ========= =========

EARNINGS PER SHARE
 FROM CONTINUING
 OPERATIONS - BASIC    $   0.14  $  0.79  $  0.20  $   1.02  $   0.40
                       ========= ======== ======== ========= =========
EARNINGS PER SHARE
 FROM CONTINUING
 OPERATIONS - DILUTED  $   0.14  $  0.73  $  0.20  $   0.98  $   0.40
                       ========= ======== ======== ========= =========

LOSS PER SHARE FROM
 DISCONTINUED
 OPERATIONS - BASIC    $      -  $ (0.01) $ (0.16) $  (0.06) $  (0.19)
                       ========= ======== ======== ========= =========
LOSS PER SHARE FROM
 DISCONTINUED
 OPERATIONS - DILUTED  $      -  $ (0.01) $ (0.16) $  (0.05) $  (0.19)
                       ========= ======== ======== ========= =========

EARNINGS PER SHARE
 FROM CHANGE IN
 ACCOUNTING PRINCIPLE
 - BASIC               $      -  $     -  $     -  $      -  $   0.01
                       ========= ======== ======== ========= =========
EARNINGS PER SHARE
 FROM CHANGE IN
 ACCOUNTING PRINCIPLE
 - DILUTED             $      -  $     -  $     -  $      -  $   0.01
                       ========= ======== ======== ========= =========

NET EARNINGS PER SHARE
 - BASIC               $   0.14  $  0.78  $  0.04  $   0.96  $   0.22
                       ========= ======== ======== ========= =========
NET EARNINGS PER SHARE
 - DILUTED             $   0.14  $  0.72  $  0.04  $   0.93  $   0.22
                       ========= ======== ======== ========= =========


                        SUPPLEMENTARY SCHEDULE
            ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
              EARNINGS PER SHARE CALCULATION - UNAUDITED
                              GAAP BASIS
               (In Millions, Except Per Share Amounts)

                                   For the               For the
Numerator:                   Three Months Ended     Nine Months Ended
                          --------------------------------------------
                          August 3, May 4, July 28, August 3, July 28,
                            2007     2007    2006     2007      2006
                          ------------------------- ------------------
Net income from
 continuing operations    $    17.0 $ 93.1 $   23.2 $   119.5 $   47.0
Convertible note interest         -    3.4        -      10.2        -
                          ------------------------- ------------------
Net income from
 continuing operations -
 diluted                  $    17.0 $ 96.5 $   23.2 $   129.7 $   47.0
                          ========================= ==================

Denominator:
Weighted average common
 shares outstanding -
 basic                        117.4  117.3    117.2     117.3    117.0
Convertible bonds
 converted to common
 stock                            -   14.2        -      14.2        -
Employee options and
 other                          0.4    0.3      0.2       0.3      0.5
                          ------------------------- ------------------
Weighted average common
 shares outstanding -
 diluted                  $   117.8 $131.8 $  117.4 $   131.8 $  117.5
                          ========================= ==================

Basic income per share
 from continuing
 operations               $    0.14 $ 0.79 $   0.20 $    1.02 $   0.40
                          ========================= ==================
Diluted income per share
 from continuing
 operations               $    0.14 $ 0.73 $   0.20 $    0.98 $   0.40
                          ========================= ==================


            ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
     CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
                            (In millions)
                     SUBJECT TO RECLASSIFICATION

                                                         For the
                            Three Months Ended      Nine Months Ended
                        --------------------------- ------------------
                        August 3,  May 4,  July 28, August 3, July 28,
                          2007      2007     2006     2007      2006
                        --------- -------- -------- --------- --------
Operating Activities:
   Income from
    continuing
    operations          $   17.0  $  93.1  $  23.2  $  119.5  $  47.0
  Adjustments to
   reconcile income
   from continuing
   operations to net
   cash provided by
   (used for) operating
   activities from
   continuing
   operations:
    Inventory Write-
     offs                    8.9        -        -       8.9        -
    Impairments              2.7      0.1        -       2.8      0.6
    Depreciation and
     amortization           17.2     17.1     16.5      51.4     50.3
    Change in bad debt
     reserves                0.6     (0.7)    (0.1)     (0.3)     0.1
    Non-cash stock
     compensation            2.6      2.7      2.7       7.2      9.2
    Change in deferred
     income taxes            0.2      0.5        -       0.7      1.4
    Loss/(Gain) on sale
     of property and
     equipment                 -      0.2     (0.7)      0.5      0.1
    Gain on sale of
     investments               -    (57.5)       -     (57.5)       -
    Other, net              (1.3)    (1.8)     0.9      (3.8)     0.1
    Changes in
     operating assets &
     liabilities, net
     of divestitures:
      Accounts
       receivable and
       unbilled
       revenues             (4.4)   (26.3)     7.3     (12.2)   (10.1)
      Inventories           (9.3)    (3.3)   (20.7)    (14.2)   (25.0)
      Prepaid and other
       assets                2.1      5.4      8.3       6.2      1.3
      Accounts payable      (4.8)    13.1      6.7       2.1     33.8
      Accrued
       liabilities          (1.8)     2.0    (19.5)     (5.6)   (53.9)
                        --------- -------- -------- --------- --------
    Total cash provided
     by operating
     activities from
     continuing
     operations             29.7     44.6     24.6     105.7     54.9
    Total cash used for
     operating
     activities from
     discontinued
     operations             (0.9)    (3.5)    (1.4)    (10.0)    (3.3)
                        --------- -------- -------- --------- --------
    Total cash provided
     by operating
     activities             28.8     41.1     23.2      95.7     51.6

Investing Activities:
  Acquisitions, net of
   cash acquired             0.4     (2.0)    (3.2)     (1.6)    (3.2)
  Purchases of
   interests in
   affiliates               (8.1)       -        -      (8.1)       -
  Divestitures, net of
   cash disposed             0.2      0.2        -       0.5        -
  Property, equipment
   and patent additions     (6.8)    (9.6)    (9.6)    (25.1)   (23.1)
  Proceeds from
   disposal of property
   and equipment             0.5      0.3      0.5       1.0      0.8
  Proceeds from sale of
   investments                 -     59.8        -      59.8        -
  Exercise of warrants         -     (1.8)       -      (1.8)       -
  Proceeds from
   collection of note
   receivable                  -        -      4.5         -      6.8
  Decrease in
   restricted cash           0.4        -      5.9       1.6      7.5
  Purchases of
   available-for-sale
   securities             (208.8)  (406.9)  (136.6)   (883.1)  (377.0)
  Sale of available-
   for-sale securities     220.4    290.6    112.3     756.4    341.9
  Other                        -        -        -         -      0.1
                        --------- -------- -------- --------- --------
    Total cash used for
     investing
     activities from
     continuing
     operations             (1.8)   (69.4)   (26.2)   (100.4)   (46.2)
    Total cash provided
     by investing
     activities from
     discontinued
     operations                -      0.4        -       1.1      0.4
                        --------- -------- -------- --------- --------
    Total cash used for
     investing
     activities             (1.8)   (69.0)   (26.2)    (99.3)   (45.8)

Financing Activities:
  Common stock issued        1.6      1.9      0.1       3.6      9.7
                        --------- -------- -------- --------- --------
    Total cash provided
     by financing
     activities from
     continuing
     operations              1.6      1.9      0.1       3.6      9.7
    Total cash provided
     by financing
     activities from
     discontinued
     operations                -        -        -         -        -
                        --------- -------- -------- --------- --------
    Total cash provided
     by financing
     activities              1.6      1.9      0.1       3.6      9.7

Effect of Exchange Rate
 Changes on Cash             1.5      3.7      1.7       6.7      3.5
                        --------- -------- -------- --------- --------

Increase (decrease) in
 cash and cash
 equivalents                30.1    (22.3)    (1.2)      6.7     19.0

Cash and cash
 equivalents, beginning
 of period                 118.9    141.2    128.6     142.3    108.4
                        --------- -------- -------- --------- --------

Cash and cash
 equivalents, end of
 period                 $  149.0  $ 118.9  $ 127.4  $  149.0  $ 127.4
                        ========= ======== ======== ========= ========


    CONTACT: ADC
             Mark Borman, 952-917-0590 (Investor Relations)